    As filed with the Securities and Exchange Commission on January 25, 2002

                                               Registration No. 333-____________

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                              AFC ENTERPRISES, INC.
               (Exact name of issuer as specified in its charter)

           Minnesota                                     58-2016606
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
 incorporation or organization)

                        Six Concourse Parkway, Suite 1700
                           Atlanta, Georgia 30328-5352
               (Address of Principal Executive Offices) (Zip Code)


                AFC ENTERPRISES, INC. DEFERRED COMPENSATION PLAN
                            (Full title of the Plan)


                                GERALD J. WILKINS
              EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                              AFC ENTERPRISES, INC.
                        Six Concourse Parkway, Suite 1700
                           Atlanta, Georgia 30328-5352
                                 (770) 391-9500
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)




                         CALCULATION OF REGISTRATION FEE

=======================================================================================================================

                                                              Proposed        Proposed maximum
       Title of securities             Amount to be            maximum           aggregate               Amount of
        to be registered                registered         offering price      offering price        registration fee
                                                              per share
=======================================================================================================================
      Deferred Compensation           $5,000,000 (2)            100%              $5,000,000          $460.00
         Obligations (1)
=======================================================================================================================

     (1) The Deferred Compensation Obligations are unsecured obligations of the Registrant to pay deferred Compensation to participants in the AFC Enterprises, Inc. Deferred Compensation Plan.

     (2) Solely for purposes of calculating the registration fee pursuant to Rule 457(h), the amount of securities registered is based on an estimate of the amount of compensation participants may defer under the Plan.

================================================================================

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

    The following documents which AFC Enterprises, Inc. (the "Company") has filed with the Securities and Exchange Commission (the "Commission"), are incorporated by reference into this Registration Statement:

(1) The Company's Annual Report on Form 10-K for the Company's fiscal year ended December 31, 2000 (Commission File No. 000-32369), filed with the Commission on March 30, 2001;

(2) All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") since the end of the fiscal year covered by the annual report referred to in (a) above; and

(3) The description of the Company's securities contained in the Company's Registration Statement on Form 8-A (Commission File No. 000-32369) filed with the Commission on February 21, 2001.

    All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement, and prior to the filing of a post-effective amendment to the Registration Statement that indicates that all securities offered hereby have been sold or that deregisters all such securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing such documents. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

Item 4. Description of Securities.

    An aggregate principal amount of $5,000,000 of deferred compensation obligations are being registered hereby based on estimated contributions of participants in the AFC Enterprises, Inc. Deferred Compensation Plan (the "Plan"). Further amounts may be registered and issued as new or existing Plan participants elect to defer portions of their compensation in subsequent years.

    The obligations of the Company to pay such deferred amounts to the participants in the Plan in the future in accordance with the terms of the Plan (the "Obligations") will be unsecured and unsubordinated indebtedness of the Company and will rank pari passu with other unsecured unsubordinated indebtedness of the Company from time to time outstanding. Under the Plan, there is no limitation on the Company's right to issue senior debt or other securities.

    The amount to be deferred by each participant in the Plan will be determined in accordance with the Plan based on elections by the participant. Each Obligation will be payable on a date or dates selected by the participant in accordance with the terms of the Plan.

    Amounts credited to a participant's account are credited with such earnings, gains and losses as would have accrued to the participant's account had such funds actually been invested in one or more of the investment funds designated by the Company from time to time. There is no trading market for the Obligations.

    The Obligations are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment; provided, however, the Obligations may be subject to offset for amounts owed by a participant to the Company or an affiliate. Any attempt by any person to transfer or assign benefits under the Plan, other than a claim for benefits by a Participant or his or her beneficiary(ies), will be null and void.

    The Obligations are not subject to redemption, in whole or in part, prior to the individual payment dates specified by the participant or otherwise determined under the Plan, at the option of the Company or through operation of a mandatory or optional sinking fund or analogous provision.

    Obligations are not convertible into any other securities of the Company. The Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Company. No trustee has been appointed to take action with respect to the Obligations and each participant in the Plan will be responsible for enforcing his or her rights with respect to the Obligations. The Company may establish a "rabbi trust" to serve as a source of funds from which it can satisfy the obligations. Participants in the Plan will have no rights to any assets held by a rabbi trust, except as general creditors of the Company. Assets of any rabbi trust will at all times be subject to the claims of the Company's general creditors.

    No events of default exist under the Plan nor is any absence of default evidence required.

    The Company reserves the right to amend or terminate the Plan at any time, except that no such amendment shall adversely affect the right of a participant to the balance of his or her deferred account as of the date of such amendment or termination. The Plan will remain in effect until it is terminated.

Item 5. Interests of Named Experts and Counsel.

    Not applicable.

Item 6. Indemnification of Directors and Officers.

    The Company's articles of incorporation provide that each of its directors shall not be personally liable to it or its shareholders for monetary damages for any breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its shareholders;
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under sections 302.559 or 80A.23of the Minnesota Business Corporation Act; (iv) for any transaction from which the director derived an improper personal benefit; or (v) for any act or omission occurring prior to the date when the articles of incorporation became effective.

    The Company's articles of incorporation also provide that if the Minnesota Business Corporation Act is amended to authorize any further limitation of the liability of a director, then the liability of a director is eliminated or limited to the fullest extent permitted by the amended act. Further, the Company's bylaws provide that it shall indemnify its directors and officers to the maximum extent permitted by law.

    Section 302A.521 of the Minnesota Business Corporation Act requires the Company to indemnify a person made or threatened to be made a party to a proceeding, by a reason of the former or present official capacity of the person with respect to the Company against judgment, penalties, fines, including without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys' fees and disbursements, if, with respect to the acts or omissions of the person complained of in the proceeding, such person (i) has not been indemnified by another organization or employee benefit plan for the same judgments, penalties, fines, including without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys' fees and disbursements, incurred by the person in connection with the proceeding with respect to the same acts or omissions; (ii) acted in good faith; (iii) received no improper personal benefit, and statutory procedure has been followed in the case of any conflict of interest by a director; (iv) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (v) in the case of acts or omissions occurring in the person's performance in the official capacity of director or, for a person not a director, in the official capacity of officer, committee member, employee or agent, reasonably believed that the conduct was in the best interests of the Company, or in the case of performance by a director, officer, employee or agent of the Company as a director, officer, partner, trustee, employee or agent of another organization or employee benefit plan, reasonably believed that the conduct was not opposed to the best interests of the Company. In addition, Section 302A.521, subd. 3 requires payment by the Company, upon written request, of reasonable expenses in advance of final disposition in certain instances. A decision as to required indemnification is made by a majority of the disinterested board of directors present at a meeting at which a disinterested quorum is present, or a designated committee of disinterested directors, by special legal counsel, by the disinterested shareholders, or by a court.

    The Company has also entered into indemnification agreements with each of its directors and officers. The indemnification agreements may require it, among other things, to indemnify its directors and officers against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' and officers' insurance if available on reasonable terms.

    The Company carries directors' and officers' liability insurance covering its directors and officers.

    Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted for directors, officers or persons controlling the Company pursuant to the foregoing provisions, it has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

    Not applicable.

Item 8. Exhibits.

    The following exhibits are filed with or incorporated by reference into this Registration Statement pursuant to Item 601 of Regulation S-K:

Exhibit No.        Description
----------         -----------

    4.1            AFC Enterprises, Inc. Deferred Compensation Plan
    5.1            Opinion of counsel.
    5.2            Consent of counsel (included in Exhibit 5.1).
    23.1           Consent of Arthur Andersen LLP.
    24.1           Power of Attorney (included on the signature page hereto).

Item 9.   Undertakings.

    The Company hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

    Provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to
Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

    (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (4) That, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or
Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange
Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on this 24th day of January, 2002.

                              AFC ENTERPRISES, INC.


                                    By: /s/ Frank J. Belatti
                                        ________________________________________
                                        Frank J. Belatti
                                        Chairman of the Board and Chief
                                        Executive Officer

                                POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that the individuals whose signatures appear below constitute and appoint Gerald J. Wilkins and Allan J. Tanenbaum, or either of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing required or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, could lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities indicated below on the 24th day of January, 2002:

/s/ Frank J. Belatti                             Chairman of the Board and Chief Executive Officer
__________________________                       (Principal Executive Officer)
Frank J. Belatti



/s/ Gerald J. Wilkins                            Executive Vice President, Chief Financial Officer and
__________________________                       Director (Principal Financial and Accounting Officer)
Gerald J. Wilkins



/s/ Dick R. Holbrook                             President, Chief Operating Officer and Director
__________________________
Dick R. Holbrook


__________________________                      Director
Victor Arias, Jr.


__________________________                      Director
Carolyn Hogan Byrd

__________________________                      Director

Matt L. Figel

                    [SIGNATURES CONTINUED ON FOLLOWING PAGE]

 /s/ R. William Ide, III
___________________________                     Director
R. William Ide, III


___________________________                     Director
Kelvin J. Pennington


 /s/ John M. Roth
___________________________                     Director
John M. Roth


 /s/ Ronald P. Spogli
___________________________                     Director
Ronald P. Spogli


___________________________                     Director
Peter Starrett